Resource Extraction Payment Report

Unless the context requires otherwise, references to the “Partnership,” “we,” “us” and “our” refer to Enterprise Products Partners L.P., its consolidated subsidiaries and entities required to be included in this report. The information within this report has been prepared and is presented in accordance with Rule 13q-1 (17 CFR 240.13q-1) under the Securities Exchange Act of 1934, as amended (the “Rule”). This report is limited to payments required to be disclosed by the Rule and does not include other payments and contributions to governmental and civic entities beyond the scope of the Rule.

Project-level disclosure
The table below sets forth our payments made to governments for the fiscal year ended December 31, 2024, by project and type of payment.

(in USD and in thousands)								For the year ended December 31, 2024
Project Name	Segment	Country	Major Subnational Jurisdiction	Government	Government Agency	Resource	Extraction Method	Taxes(1)	Fees	Total
N/A	N/A	U.S.	N/A	Federal Government	Internal Revenue Service	Oil and Natural Gas	Well	$2,000	$–	$2,000
Pioneer Gas Plant	NGL Pipelines & Services	U.S.	Wyoming	Federal Government	Bureau of Land Management	Oil and Natural Gas	Well	$–	$301	$301
Meeker Gas Plant	NGL Pipelines & Services	U.S.	Colorado	Federal Government	Bureau of Land Management	Oil and Natural Gas	Well	$–	$136	$136

(1)
Publicly traded partnerships like ours are treated as corporations unless they have 90% or more in “qualifying income” (as that term is defined in the Internal Revenue Code). We satisfied this requirement including for the year ended December 31, 2024 and, as a result, are not subject to federal income tax at the Enterprise Products Partners L.P. entity level. However, certain of our consolidated subsidiaries, which have interests in entities that derive income from “commercial development of oil, natural gas, or minerals” as defined in Section 13(q) of the Securities Exchange Act, are corporations or are treated as corporations for federal income tax purposes and are subject to federal income tax on their taxable income. The U.S. Federal Government levies corporate income taxes at an entity level rather than on a per-project basis. Accordingly, we have disclosed all tax payments at the entity-level for those subsidiaries whose taxable income is derived in part from “commercial development of oil, natural gas, or minerals” as defined in Section 13(q) of the Securities Exchange Act. The payments do not relate to a particular project but to the total taxable income for the applicable subsidiaries.

Government-level disclosure
The table below sets forth our payments made to governments for the fiscal year ended December 31, 2024, by government and type of payment.

(in USD and in thousands)		For the year ended December 31, 2024
Country	Government	Taxes(1)	Fees	Total
U.S.	Federal Government	$2,000	$437	$2,437

(1)
Publicly traded partnerships like ours are treated as corporations unless they have 90% or more in “qualifying income” (as that term is defined in the Internal Revenue Code). We satisfied this requirement including for the year ended December 31, 2024 and, as a result, are not subject to federal income tax at the Enterprise Products Partners L.P. entity level. However, certain of our consolidated subsidiaries, which have interests in entities that derive income from “commercial development of oil, natural gas, or minerals” as defined in Section 13(q) of the Securities Exchange Act, are corporations or are treated as corporations for federal income tax purposes and are subject to federal income tax on their taxable income. The U.S. Federal Government levies corporate income taxes at an entity level rather than on a per-project basis. Accordingly, we have disclosed all tax payments at the entity-level for those subsidiaries whose taxable income is derived in part from “commercial development of oil, natural gas, or minerals” as defined in Section 13(q) of the Securities Exchange Act. The payments do not relate to a particular project but to the total taxable income for the applicable subsidiaries.